Exhibit 5.1

Schiff Hardin LLP 901 K Street NW Suite 700 Washington, DC 20001 T 202.778.6400 F 202.778.6460 schiffhardin.com

July 22, 2021

Datasea, Inc.

20th Floor, Tower B, Guorui Plaza

1 Ronghua South Road

Technological Development Zone

Beijing, People’s Republic of China

Re:	Datasea, Inc.

Ladies and Gentlemen:

We have acted as counsel for Datasea, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-239183) (the “Registration Statement”), heretofore filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 15, 2020 under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective by the SEC on June 25, 2020, in connection with the offer and sale by the Company of an aggregate of 2,436,904 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to that certain Securities Purchase Agreement dated as of July 20, 2021 by and between the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In rendering this opinion, we have examined: (i) the Articles of Incorporation and By-laws of the Company, as amended to date and as filed in the Registration Statement; (ii) the Registration Statement; and (iii) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares have been duly authorized and, when issued and sold in accordance with, and in the manner described in, the Securities Purchase Agreement against receipt of the consideration set forth therein, the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the Federal law of the United States and the applicable statutory provisions of Chapter 78 of Nevada Revised Statutes, and we express no opinion as to the laws of any other jurisdiction. This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act. The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

July 22, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Schiff Hardin LLP

Schiff Hardin LLP